John W. Hlywak, Jr. (Investors)             Jay Higham (Media/Physicians)
Senior Vice President & CFO                 Senior Vice President of Marketing
IntegraMed America, Inc.                    IntegraMed America, Inc.
(914) 251-4143                              (914) 251-4127
email:  jhlywak@integramed.com              email:jayhigham@integramed.com
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Web Address:  http://www.integramed.com
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    INTEGRAMED AMERICA ENTERS LARGEST MARKET FOR FERTILITY SERVICES IN THE US


Purchase, NY, April 6, 2004 - IntegraMed America, Inc. (Nasdaq: INMD) today announced an agreement with Reproductive Medicine Associates of New York ("RMA of NY") a leading Manhattan-based fertility center, to offer the IntegraMed Shared Risk(TM) Refund Program to the New York City market - the largest market for fertility services in the United States.

RMA of NY has offices in midtown Manhattan at 635 Madison Avenue and in White Plains, NY at 15 North Broadway. Led by Alan B. Copperman, MD, Lawrence Grunfeld, MD, Tanmoy Mukherjee, MD, Benjamin Sandler, MD, Natan Bar Chama, MD and Jeffrey Klein, MD, RMA of NY has among the highest success rates for in vitro fertilization in the United States. For 2002, they report clinical pregnancy per cycle start for women under age 35 of 71%. Although a relatively new fertility center, starting operations in July 2002, the physicians that comprise RMA of NY have decades of experience in the field. This experience coupled with a state of the art facility, the latest technology and high levels of customer service have helped RMA of NY to garner a significant share of the Manhattan market for fertility services.

Under the terms of the agreement, IntegraMed is committed to providing the Center with access to patient and business service offerings. Initially, the focus is on the Company's patient-oriented offerings including the IntegraMed Shared Risk(TM) Refund Program, the Company's Internet marketing services and certain group purchasing services. In addition, the Center has the right to access a full portfolio of other products and services that the Company makes available to its growing network of affiliated fertility centers.

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"The greater New York City area represents the largest and among the most competitive markets for fertility services in the United States," said Gerardo Canet, President and CEO of IntegraMed America, Inc. "As a New York-based Company, we have a vested interest in establishing a strong foothold in this market and our new affiliation with Reproductive Medicine Associates of NY is an excellent opportunity to serve this marketplace. With 23 physicians and scientists in 8 locations in New York City, Northern and Central New Jersey, Westchester County, NY and Norfolk and Suffolk Counties on Long Island, we now provide the largest, most comprehensive and geographically diverse provider network to a huge population of patients in need of expert fertility services and the products we offer directly to consumers."

"When my partners and I launched Reproductive Medicine Associates of NY three years ago, our dream was to provide the most comprehensive, high quality fertility services available in New York City," said Alan Copperman, MD. "We believe we have fulfilled that dream and our affiliation with IntegraMed can only improve on our promise to offer the latest, most cost-effective and patient-friendly services. We are also very excited about the opportunity to work closer with other leading fertility centers around the country that are affiliated with IntegraMed. This collaboration will benefit everyone involved."

IntegraMed's network is now comprised of 24 contracted fertility centers. These centers employ 141 physicians and PhD scientists in 73 locations across the United States. They account for over 20% of total IVF volume performed in this country and report success rates for IVF treatment in women less than age 35 higher than the national average on a consolidated basis. We believe this makes IntegraMed the leader in providing services to both consumers and medical providers in the fertility field.

IntegraMed, based in Purchase, NY offers products and services to patients, providers and payors focused on the $2 billion fertility industry. IntegraMed provides business services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates http://www.integramed.com, a leading fertility portal.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to finance future growth; the loss of significant business services contract(s); profitability at Reproductive Science Centers serviced by IntegraMed; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the IntegraMed's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this press release is as of April 6, 2004 and IntegraMed undertakes no duty to update this information.